Exhibit 10.26

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

EXECUTION VERSION

AXALTA COATING SYSTEMS LUXEMBOURG HOLDING 2 S.À R.L.

(FORMERLY Luxembourg Coatings S.à r.l.)

as LP Pledgor

and

AXALTA COATING SYSTEMS VERWALTUNGS GMBH (FORMERLY FLASH GERMAN CO. GMBH)

as GP Pledgor

BARCLAYS BANK PLC

as Bank Collateral Agent and Pledgee

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Notes Collateral Agent and Pledgee

PARTNERSHIP INTEREST PLEDGE AGREEMENT

relating to the interests in Axalta Coating Systems Deutschland Holding GmbH & Co. KG

(Verpfändung Kommandit- und Komplementäranteile)

This PARTNERSHIP INTEREST PLEDGE AGREEMENT (this “Agreement”) is made on 29 July 2013

BETWEEN:

(1)	AXALTA COATING SYSTEMS LUXEMBOURG HOLDING 2 S.À R.L. (FORMERLY LUXEMBOURG COATINGS S.À R.L.), a société à responsabilité limitée incorporated under the laws of Luxembourg, with registered office at 7A, rue Robert Stümper, L-2557 Luxembourg registered with the Luxembourg Register of Commerce and Companies under the number B 173.385 and having a share capital of EUR 5,000,000 (the “LP Pledgor”);

(2)	AXALTA COATING SYSTEMS VERWALTUNGS GMBH (formerly FLASH GERMAN CO. GMBH), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRB 78356 (the “GP Pledgor” and together with the LP Pledgor, the “Pledgors”);

(3)	BARCLAYS BANK PLC in its capacity as collateral agent under the Credit Agreement (as defined below) (together with its successors in such capacity, the “Bank Collateral Agent”); and

(4)	WILMINGTON TRUST, NATIONAL ASSOCIATION in its capacity as collateral agent under the EUR Notes Indenture (as defined below) (together with its successors in such capacity, the “Notes Collateral Agent” and together with the Bank Collateral Agent collectively, the “Collateral Agents” and “Pledgees”).

WHEREAS:

(A)

Pursuant to a USD 2,700,000,000 and EUR 400,000,000 term and multi-currency revolving credit agreement dated 1 February 2013 between, inter alia, Axalta Coating Systems U.S., Inc. (formerly Coatings Co. U.S. Inc.) as U.S. Holdings (the “U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (formerly Flash Dutch 1 B.V.) as Holdings (the “Holdings”), Axalta Coating Systems Dutch Holding B B.V. (formerly Flash Dutch 2 B.V.) (the “Dutch Co-Borrower”) and Axalta Coating Systems U.S. Holdings (formerly U.S. Coatings Acquisition Inc.) (the “U.S. Co- Borrower” and, together with the Dutch Co-Borrower, the “Borrowers”), Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., UBS Securities LLC, Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation as joint lead arrangers (the “Arrangers”) and joint bookrunners, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. as syndication agents (the “Syndication Agents”), Deutsche Bank Securities, Inc. and Credit Suisse Securities (USA) LLC as co-documentation agents (the “Co-Documentation Agents”) and Barclays Bank PLC as administrative agent, collateral agent and L/C issuer and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Borrowers. Pursuant to the terms of the Credit Agreement, the aggregate amount of the facilities (including numbers of facilities) may be increased by a cash-capped amount of up to USD 400,000,000 if the Borrowers and the relevant lenders assuming such additional commitments so agree (the “Incremental Facilities”).

(B)	Pursuant to a holdings guaranty agreement dated 1 February 2013 between Holdings as guarantor (the “Holdings Guarantor”) and Barclays Bank PLC as administrative agent (the “Holdings Guaranty Agreement”), the Holdings Guarantor has guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(C)	Pursuant to a subsidiary guaranty agreement dated 1 February 2013 between, inter alia, the entities listed in Schedule 1 Part A (List of Subsidiary Guarantors) acting as original and/or additional guarantors (the “Subsidiary Guarantors” and together with the Holdings Guarantor, the “Current Loan Guarantors”) and Barclays Bank PLC as administrative agent (the “Subsidiary Guaranty Agreement” and together with the Holdings Guaranty Agreement, the “Guaranty Agreements”), the Subsidiary Guarantors have guaranteed the full and actual payment by the Borrowers under the Credit Agreement.

(D)	Pursuant to an indenture dated 1 February 2013 between the U.S. Co-Borrower as U.S. co-issuer (the “U.S. Co-Issuer”), the Dutch Co-Borrower as Dutch co-issuer (the “Dutch Co-Issuer”, and together with the U.S. Co-Issuer, the “Issuers”), the entities listed in Schedule 1 Part B (List of Current EUR Notes Guarantors) acting as original and/or additional guarantors (the “Current EUR Notes Guarantors”) and Wilmington Trust, National Association as notes trustee and notes collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “EUR Notes Indenture”), the Issuers have issued EUR 250,000,000, 5.750% senior secured notes due 2021 (together with any such notes issued in addition, substitution, exchange or replacement thereof pursuant to the EUR Notes Indenture, the “Secured Notes”).

(E)	The Pledgors have agreed to grant a pledge over their interests in the Company (as defined below) as security for the Secured Obligations (as defined below).

(F)	The security created by or pursuant to this Agreement is to be administered by the Bank Collateral Agent for and on behalf of the Loan Finance Parties pursuant to the Credit Agreement and otherwise administered as collateral sub-agent for and on behalf of the Notes Collateral Agent in accordance with the provisions of the first lien intercreditor agreement dated 1 February 2013 between the Bank Collateral Agent, the Notes Collateral Agent, each grantor party thereto, and each additional agent from time to time party thereto and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Intercreditor Agreement”).

NOW, IT IS AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Administrative Agent” means Barclays Bank PLC in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Agents” means the Administrative Agent, the Bank Collateral Agent, the Arrangers, the Syndication Agents, the Co-Documentation Agents and the Supplemental Agents (if any) and “Agent” means any of them.

“Borrower Representative” means the U.S. Co-Borrower as the entity appointed to act on behalf of any Borrower under the Loan Documents.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of such date or within 30 days thereafter, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (iii) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Closing Date” means 1 February 2013.

“Company” means AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG (formerly GERMANY COATINGS GMBH & CO. KG), registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Cologne under HRA 29851.

“Enforcement Event” means the occurrence of an Event of Default that has not been cured or waived and, in respect of which the relevant Collateral Agent has the ability, subject to the delivery to the relevant companies of an Enforcement Notice, if required (provided that, notwithstanding anything to the contrary herein, no Enforcement Notice shall be required if the Enforcement Event resulted from the occurrence of an Event of Default in connection with the occurrence of an actual or deemed entry of an order for relief with respect to any bankruptcy or insolvency law, in each case that is continuing), to exercise any of its/their rights under the Credit Agreement and/or the EUR Notes Indenture in accordance with their respective terms, including to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated.

“Enforcement Notice” means a notice by the relevant Collateral Agent informing the relevant company that the relevant Collateral Agent intends to exercise rights under the Credit Agreement and/or the EUR Notes Indenture to declare all unpaid amounts of indebtedness (or other obligations) incurred under the Credit Agreement and/or the EUR Notes Indenture immediately due and payable and, in the case of the Bank

Collateral Agent under the Credit Agreement, to declare the commitments to make loans or issue letters of credit thereunder to be terminated or to require cash collateralization of any obligations relating to letters of credit issued under facilities under the Credit Agreement, in each case in accordance with the Credit Agreement and/or the EUR Notes Indenture, as applicable.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the EUR Notes Indenture.

“EUR Notes Documents” means the Secured Notes, the EUR Notes Indenture, any guarantees in respect of the Secured Notes, any security documents relating to the EUR Notes Indenture and any other document that may be entered into pursuant to any of the foregoing in relation to the EUR Notes Indenture.

“Existing Interests” means the LP Existing Interests and the GP Existing Interests.

“Future Interests” means the LP Existing Interests and the GP Existing Interests in existence from time to time (including following an increase of the contribution

(Einlage) in the capital of the Company).

“GP Existing Interests” has the meaning ascribed to such term in sub-Clause 2.2 thereof.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an affiliate of a Lender or an Agent, (ii) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an affiliate of a Lender or an Agent, or (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an affiliate of a Lender or an Agent and a party to a Swap Contract, in each case in its capacity as party to such Swap Contract.

“Interests” means the Existing Interests and the Future Interests.

“L/C Issuer” means (i) Barclays Bank PLC and Citibank N.A. in their capacity as issuers of any letter of credit under the Credit Agreement and (ii) any other Lender issuing a letter of credit under the Credit Agreement.

“Lenders” means the Original Lenders, any entity which has become a lender under the Credit Agreement and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” means the Credit Agreement, the Intercreditor Agreement, the Holdings Guaranty Agreement, the Subsidiary Guaranty Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any fee letters relating to the Credit Agreement, any security documents relating to the Credit Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Finance Parties” means the Lenders (including in their capacity as issuing bank(s), hedge banks and/or cash management banks under the Credit Agreement), the L/C Issuer, the Swing Line Lenders, the Administrative Agent, the Bank Collateral Agent, any Hedge Bank and any Cash Management Bank.

“Loan Parallel Obligations” means the independent obligations of any of the Loan Parties arising pursuant to (i) the Credit Agreement, (ii) any Guaranty Agreement and/or (iii) the Intercreditor Agreement to pay to the Bank Collateral Agent sums equal to the sums owed by such Loan Party to the other Loan Finance Parties (or any of them) under the Loan Documents.

“Loan Parties” means the Borrowers, the Current Loan Guarantors and any entity which may accede to the Subsidiary Guaranty Agreement as an additional guarantor by entering into a subsidiary guaranty supplement under the Subsidiary Guaranty Agreement and “Loan Party” means any of them.

“LP Existing Interests” has the meaning ascribed to such term in sub-Clause 2.1 hereof.

“Notes Parties” means the Issuers and the Current EUR Notes Guarantors and any entity which may become an additional guarantor under the EUR Notes Indenture.

“Notes Parallel Obligations” means the independent obligations of any of the Notes Parties arising pursuant to the EUR Notes Indenture to pay to the Notes Collateral Agent sums equal to the sums owed by such Note Party to the other Notes Secured Parties (or any of them) under the EUR Notes Documents.

“Notes Secured Parties” means the Secured Noteholders, the Notes Collateral Agent and the Notes Trustee.

“Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the EUR Notes Indenture and any successor appointed as trustee under the EUR Notes Indenture.

“Obligors” means the Loan Parties and the Notes Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledge” and “Pledges” have the meanings given to such terms in sub-Clause 3.1

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.

“Secured Documents” means the Loan Documents and the EUR Notes Documents.

“Secured Hedge Agreement” means any Swap Contract permitted under the Credit Agreement that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated in writing by the Borrower Representative to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of entering into such Swap Contract.

“Secured Noteholders” means any registered holders, from time to time, of the Secured Notes, and “Secured Noteholder” means any of them.

“Secured Obligations” means the Loan Parallel Obligations and the Notes Parallel Obligations.

“Secured Parties” means the Loan Finance Parties and the Notes Secured Parties.

“Supplemental Agent” means any individual or institution selected and appointed by the Administrative Agent and the Bank Collateral Agent as a separate trustee, co- trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable, in relation to the Credit Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swing Line Lender” means Barclays Bank PLC in its capacity as provider of swing line loans in relation to the Credit Agreement or any successor appointed as a swing line lender under the Credit Agreement.

1.2	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.3	Any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub- Clause or a Schedule in this Agreement.

2.	PLEDGED INTERESTS

2.1	The LP Pledgor’s limited partner’s interests (Kommanditanteile) in the Company in form and substance at the date hereof (the “LP Existing Interests”) correspond to a compulsory contribution (Pflichteinlage) in the amount of EUR 100.00 (in words: Euro one hundred). The aggregate stated liable capital (Haftsumme) registered in the commercial register (Handelsregister) of the local court (Amtsgericht) amounts to EUR 100.00 (in words: Euro one hundred).

2.2	The GP Pledgor is the sole general partner of the Company without capital contribution (Kapitaleinlage) in the Company (the “GP Existing Interest”).

2.3	The LP Pledgor is the owner of the LP Existing Interests and the GP Pledgor is the owner of the GP Existing Interests.

3.	PLEDGE

3.1	Each Pledgor hereby pledges to each of the Pledgees its respective Interests together with all ancillary rights and claims associated with the Interests as more particularly specified in Clause 4 (each a “Pledge” and together the “Pledges”).

3.2	Each of the Original Pledgees hereby accepts its Pledge for itself.

3.3	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

3.4	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

4.	SCOPE OF THE PLEDGES

4.1	The Pledges constituted by this Agreement include:

4.1.1	the present and future rights to receive:

(a)	profits payable in relation to the Interests (Gewinnanspruch), if any and, in particular but not limited to, any and all rights and claims arising in connection with the capital accounts (Kapitalkonten) and the private account (Privatkonto) of each Pledgor, if any (including, but not limited to, interest payable on any of these accounts);

(b)	liquidation proceeds (Liquidationserlöse), consideration for redemption (Abfindungsansprüche), repaid capital in case of a decrease of the stated liable capital (Haftsumme) or compulsory contribution (Pflichteinlage), any compensation in case of termination (Kündigung) and/or withdrawal (Ausscheiden) of a partner of the Company, any claim to a distribution-quote (Auseinandersetzungsanspruch) and all other pecuniary claims (geldwerte Forderungen) associated with the Interests; and

4.1.2	all other rights and benefits attributable to the Interests.

4.2	Notwithstanding that the profits are pledged hereunder, each Pledgor shall be entitled to receive and retain all payments of profits in respect of the respective Interests until such time as the Pledgees are entitled to enforce the Pledges constituted hereunder.

5.	PURPOSE OF THE PLEDGES

The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. The Pledges shall also cover any future extension of the Secured Obligations (including, for the avoidance of doubt, any Incremental Facilities) and each Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

6.	EXERCISE OF MEMBERSHIP RIGHTS

The membership rights, including the voting rights, attached to the Interests remain with the Pledgors. Each Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its membership rights, including its voting rights, in good faith to ensure that the validity and enforceability of the Pledges and the existence or value of all or part of the Interests are not in any way adversely affected, other than through profit payments pursuant to sub-Clause 4.2 above. Each Pledgor undertakes that no resolutions are passed which constitute a breach of its obligations under Clause 10.

7.	ENFORCEMENT OF THE PLEDGES

7.1	If an Enforcement Event has occurred and is continuing and provided that the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Secured Obligations has become due and payable, then in order to enforce the Pledges (or any of them), any of the Pledgees may at any time thereafter avail themselves of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2	Notwithstanding Section 1277 of the German Civil Code, any of the Pledgees are entitled to exercise their rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany, in particular have the Pledges sold (including at public auction).

7.3	Each Pledgor hereby expressly agrees that 5 (five) business days’ prior written notice to the respective Pledgor of the place and time of any such sale shall be sufficient and the Pledgees shall not be obliged to deliver any further notices (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to any Pledgor prior to such sale. The sale may take place at any place in the Federal Republic of Germany designated by any of the Pledgees.

7.4	If any of the Pledgees should seek to enforce the Pledges under sub-Clause 7.1 each Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Interests or any part thereof and/or the exercise by any of the Pledgees of any other right they may have as Pledgee.

7.5	Following satisfaction of the requirements for enforcement under sub-Clause 7.1 all subsequent payments of profits attributable to the Interests and all payments based on similar ancillary rights attributed to the Interests may be applied by any the Pledgees in satisfaction in whole or in part of the Secured Obligations or treated as additional collateral.

7.6	Even if the requirements for enforcement referred to under sub-Clause 7.1 above are met, none of the Pledgees shall, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Interests. However, each Pledgor shall, upon occurrence of an event which allows any of the Pledgees to enforce the Pledges, have the obligations and each Pledgees shall have the rights set forth in sub-Clause 10.4 below regardless of which resolutions are intended to be adopted.

7.7	Each of the Pledgees may, in its sole discretion (acting reasonably) determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations. Each Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over the partnership interests or shares in one or more other companies to such number of pledges as are necessary to satisfy the Secured Obligations and agrees further that each of the Pledgees may decide to enforce the Pledges in the Company individually at separate proceedings or together with pledges over partnership interests or shares in one or more other companies at one single proceeding (Gesamtverwertung).

7.8	Each Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.9	Each Pledgor hereby expressly waives its defences based on defences any Obligor might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.10	If the Pledges are enforced or if any Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgees shall pass to such Pledgor by subrogation or otherwise, unless and until all Secured Obligations have been fully and finally discharged (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement). Further, no Pledgor shall at any time before, on or after an enforcement of the Pledges and as a result of any Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of the Company’s affiliates or to assign any of these claims, unless and until all Secured Obligations have been fully and finally discharged (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement).

8.	RELEASE OF ENFORCEMENT PROCEEDS

8.1	Definitions

“Net Assets” means an amount equal to the sum of the amounts of the GP Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch – “HGB”)) less the aggregate amount of the GP Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 B, C, D and E HGB), save that:

any obligations (Verbindlichkeiten) of the GP Pledgor owing to the Dutch Co- Borrower and/or any of the Dutch Co-Borrower’s subsidiaries or any other affiliated company which are subordinated pursuant to section 39 paragraph 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) and including obligations under guarantees for obligations which are so subordinated; or

(a)	incurred in violation of any of the provisions of the Secured Documents (unless neither with wilful misconduct nor gross negligence)

shall be disregarded.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the GP Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

“Protected Capital” means in relation to the GP Pledgor the aggregate amount of:

(a)	its share capital (Stammkapital) as registered in the commercial register (Handelsregister) provided that any increase registered after the date of this Agreement shall not be taken into account unless (i) if the increase has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) such increase has been effected with the prior written consent of any of the Collateral Agents and, in any case, (ii) only to the extent it is fully paid up; and

(b)	its amount of profits (Gewinne) which are not available for distribution to its shareholder(s) in accordance with section 268 paragraph 8 HGB.

“Up-stream and/or Cross-stream Security” means the Pledges granted by the GP Pledgor if and to the extent the Pledges secure the obligations of a Loan Party and/or a Notes Party which is a shareholder of the GP Pledgor or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of section 16, 17 or 18 of the German Stock Corporation Act (Aktiengesetz) (other than the GP Pledgor and its subsidiaries), provided that it shall not constitute an Up-stream or Cross- stream Security if and to the extent the Pledges secure amounts outstanding under any Secured Document in relation to any financial accommodation made available under such Secured Document to any Borrower and/or Issuer and on-lent to, or issued for the benefit of, the GP Pledgor or any of its subsidiaries and still outstanding from time to time.

8.2	The Pledgees agree not to apply in satisfaction of the Secured Obligations, but to release the proceeds of an enforcement of the Pledges granted by the GP Pledgor (the “Enforcement Proceeds”) if:

(a)	(and to the extent that) the Pledges granted by the GP Pledgor constitute an Upstream- and/or Cross-Stream Security; and

(b)	the application of the Enforcement Proceeds towards the satisfaction of the Secured Obligations would otherwise

(i)	have the effect of reducing the GP Pledgor’s Net Assets to an amount that is lower than the amount of its Protected Capital or, if the amount of the Net Assets is already lower than the amount of its Protected Capital, cause the Net Assets to be further reduced; and

(ii)	thereby give rise to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); and

(c)	the GP Pledgor has complied with its obligation to deliver the Management Determination and the Auditor’s Determination, in each case together with an up-to-date balance sheet, in accordance with the requirements set out in paragraphs 8.3 and 8.4 below.

8.3	Within ten (10) business days after the GP Pledgor’s receipt of notice from any of the Collateral Agents, that it intends to enforce the Pledges, the GP Pledgor shall provide a certificate signed by its managing director(s) (Geschäftsführer) confirming in writing if and to what extent the Pledges are an Up-stream and/or Cross-stream Security and to what extent an application of the Enforcement Proceeds towards the satisfaction of the Secured Obligations would have the effects referred to in paragraph 8.2(b) above (the “Management Determination”). Such confirmation shall comprise an up-to-date balance sheet of the GP Pledgor and a detailed calculation, based on the provisions of this Clause 8 (Release of Enforcement Proceeds) of the amount of the Net Assets and Protected Capital of the GP Pledgor as well as the amount which should be released in order to prevent that the Net Assets of the GP Pledgor fall below its Protected Capital (the “Release Amount”). The Pledgees shall be entitled to apply the Enforcement Proceeds towards the satisfaction of the Secured Obligations in an amount which pursuant to the Management Determination would not cause the effects set out in paragraph 8.2(b) above (irrespective of whether or not the relevant Collateral Agent agrees with the Management Determination).

8.4	If any Collateral Agent disagrees with the Management Determination, it may within fifteen (15) business days of its receipt request the GP Pledgor to deliver, at its own cost and expense, within thirty (30) business days of such request an up-to-date balance sheet of the GP Pledgor, drawn-up by an auditor appointed by the GP Pledgor in consultation with the relevant Collateral Agent, together with a detailed calculation, based on the provisions of this Clause 8 (Release of Enforcement Proceeds), of the amount of the Net Assets and Protected Capital of the GP Pledgor and the Release Amount (the “Auditor’s Determination”). The Pledgees shall be entitled to apply the

Enforcement Proceeds towards the satisfaction of the Secured Obligations in an amount which pursuant to the Auditor’s Determination would not cause the effects set out in paragraph 8.2(b) above.

The Pledgees shall, not later than 5 business days after receipt of such Auditor’s Determination, release an amount equivalent to the Release Amount as determined in the Auditor’s Determination (or an amount equivalent to the additional amount (if any) by which the Release Amount as defined in the Auditor’s Determination exceeds the amount of Enforcement Proceeds already released to the GP Pledgor (if any) as applicable). For the avoidance of doubt, any Pledgee shall only be obligated to release amounts actually received by it out of the Enforcement Proceeds.

8.5	No reduction of the Enforcement Proceeds will prejudice the right of the Pledgees to apply the Enforcement Proceeds towards the satisfaction of the Secured Obligations (subject always to the operation of the limitations set out above at the time of such enforcement).

The GP Pledgor shall do everything commercially justifiable and legally permitted to avoid the Enforcement Proceeds becoming limited pursuant to the terms of this Clause 8 (Release of Enforcement Proceeds) and shall in particular, after the occurrence and continuation of an Enforcement Event and within three (3) months after a written request of any of the Collateral Agents realise at least at market value any of its assets that are not necessary, as determined by the GP Pledgor in its sole discretion, for its business (nicht betriebsnotwendig) and is shown in its balance sheet with a book value that is in the reasonable opinion of the relevant Collateral Agent significantly lower than the market value.

9.	REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants to each of the Pledgees by way of an independent guarantee (selbstständiges Garantieversprechen) that:

9.1	the statements made in Clause 2 above are true and correct;

9.2	the compulsory contribution (Pflichteinlage) owed by the LP Pledgor under the partnership agreement is fully contributed and there is no nor will be an obligation for a limited partner pursuant to the partnership agreement to make additional contributions (keine Nachschusspflicht);

9.3	the stated liable capital (Haftsumme) owed by the LP Pledgor under the partnership agreement is fully paid in and is registered in the commercial register (Handelsregister) as the aggregate stated liable capital (Haftsumme) and has not been repaid to the LP Pledgor in any way;

9.4	all facts capable of being entered into the commercial register of the Company have been entered into the commercial register, and, in particular, no partners’ resolutions regarding changes to the partnership agreement of the Company have been passed which are not notified to the Pledgees;

9.5	it is and will be the sole legal and beneficial owner, free from encumbrances (other than the Pledges created hereunder), of all Interests and has the corporate power and authority to enter into this Agreement;

9.6	all necessary authorisations to enable or entitle each Pledgor to enter into this Agreement have been obtained and are in full force and effect;

9.7	there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company; and

9.8	the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany.

10.	UNDERTAKINGS OF THE PLEDGORS

During the term of this Agreement, each Pledgor undertakes to each of the Pledgees:

10.1	not to take, or participate in, any action which results or might reasonable result in the relevant Pledgor’s loss of ownership of all or part of the Interests, or any other transaction which would have the same result as a sale, transfer or other disposal of the Interests or which would for any other reason materially adversely affect the security interest of the Pledgees or the security purpose (as described in Clause 5) or defeat, impair or circumvent the rights of the Pledgees except as permitted by the Secured Parties or unless permitted under the terms of the Secured Documents;

10.2	not to encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Interests or other rights which are subject to the Pledges except as set out in this Agreement or permitted under the terms of the Secured Documents;

10.3	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Interests;

10.4	to promptly notify the Pledgees, by notification in writing to each of the Collateral Agents, of any change in the partners, the compulsory contribution (Pflichteinlage) or stated liable capital (Haftsumme) of the Company or any encumbrance over the Interests (or part of them). In the case of any attachment (Pfändung) in respect of any of the Interests or any ancillary rights set out in sub-Clause 4.1, the relevant Pledgor shall promptly notify the Pledgees, by notification in writing to each of the Collateral Agents, such notice to be accompanied by any documents the Pledgees might need to defend themselves against any claim of a third party. In particular, the relevant Pledgor shall promptly forward to each of the Collateral Agents a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment;

10.5	unless not prohibited under the terms of the Secured Documents, not to allow, without the prior written consent of the Secured Parties, acting through any of the Pledgees, any other party to become a partner of the Company and not to defeat, impair or circumvent in any way the rights of the Pledgees created hereunder;

10.6	to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Interests or the Interests ceasing to exist unless permitted or not prohibited under the terms of the Secured Documents;

10.7	not to change the partnership agreement with a view to stipulating certain requirements for the effective transfer of the Interests in addition to the general legal requirements pursuant to German Corporate law;

10.8	not to amend, or vote for any amendment of, the partnership agreement of the Company to the extent that such amendment would or would be likely to materially and adversely affect the security interest of the Pledgees created hereunder without the prior written consent of the Secured Parties, acting through any of the Collateral Agents; and

10.9	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgees (or any of them), to make such declarations and undertake such actions at the relevant Pledgor’s costs and expenses.

11.	DURATION AND INDEPENDENCE

11.1	This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement). The Pledges shall not cease to exist, if the Loan Parties and/or the Notes Parties under the applicable Secured Documents have only temporarily discharged the respective Secured Obligations.

11.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Secured Documents or in any document or agreement related to any of the Secured Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on each Pledgor pursuant to it.

11.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agents (or any of them). None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

11.4	Waiving Section 418 of the German Civil Code, each Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.

12.	RELEASE OF PLEDGE (PFANDFREIGABE)

12.1	Upon complete and irrevocable satisfaction of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements and (C) letters of credit which have been cash collateralized in accordance with the terms of the Credit Agreement), the Pledgees will as soon as reasonably practicable declare the release of the Pledges (Pfandfreigabe) to the

Pledgor. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietät) cease to exist by operation of German mandatory law.

12.2	At any time when the total value of the aggregate security granted by the relevant Pledgor and any of the other Obligors to secure the Secured Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), more than temporarily exceeds 110% of the Secured Obligations (the “Limit”), the Pledgees shall on demand of the relevant Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

13.	PARTIAL INVALIDITY; WAIVER

13.1	The parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any party having to argue (darlegen) and prove (beweisen) the parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

13.2	The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

13.3	No failure to exercise, nor any delay in exercising, on the part of the Pledgees, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

13.4	In particular, the Pledges shall not be affected and shall in any event extend to any and all interests in the Company even if the nominal value of the Existing Interests or the aggregate stated liable capital (Haftsumme) of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.

14.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 14 shall be made in writing, unless notarial form by operation of law is required.

15.	NOTICES AND THEIR LANGUAGE

15.1	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

For the LP Pledgor:	AXALTA COATING SYSTEMS
LUXEMBOURG HOLDING 2 S.À R.L.

	Address:	7A, rue Robert Stümper,

2557 Luxembourg

	Fax:	+49 202 7699 3633

	Attention:	Legal Department

For the GP Pledgor:	AXALTA COATING SYSTEMS
VERWALTUNGS GMBH

	Address:	Horbeller Str. 15

50858 Köln

	Fax:	+492022952 8744

	Attention:	Christoph Rose

For the Bank Collateral Agent:	BARCLAYS BANK PLC

	Address:	745 Seventh Avenue

New York, NY 10019

	Fax:	+1 212 526 5115

	Attention:	Vanessa Kurbatskiy

copy to the Notes Collateral Agent:	WILMINGTON TRUST, NATIONAL
ASSOCIATION

	Address:	246 Goose Lane, Suite

105; Guilford, CT 06437

	Fax:	+1 203 453 - 1183

	Attention:	Corporate Capital Markets

15.2	Proof of posting or dispatch of any notice or communication to the relevant Pledgor shall be deemed (widerlegbare Vermutung) to be proof of receipt (i) in case of a letter, on the second business day in the country of receipt after posting, and (ii) in case of a fax transmission, on the business day in the country of receipt immediately following the date of its dispatch.

15.3	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

16.	APPLICABLE LAW, JURISDICTION

16.1	This Agreement is governed by the laws of the Federal Republic of Germany.

16.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgees however, shall also be entitled to take action against each Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against any Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

17.	APPROVAL AND NOTIFICATION OF PLEDGES

17.1	The Pledgors as the sole partners of Company hereby approve the pledges over the Interests and over any and all ancillary rights and claims associated with the Interests (as more particularly specified in Clause 4) and consent to a sale and transfer of the Interests and any and all ancillary rights associated with the Interests (as more particularly specified in Clause 4) upon the enforcement of the Pledges.

17.2	The Pledgors hereby notify the Company of the Pledges constituted hereunder.

17.3	The Company acknowledges notice of the Pledges by counter-signing this Agreement.

18.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

18.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy.

18.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub- Clause Error! Reference source not found.Error! Reference source not found. above, they will transmit the signed signature page(s) of this Agreement to Clifford Chance, attention to Isabel van Bremen (Isabel.vanBremen@cliffordchance.com) or Matthias Töke (Matthias.Toeke@cliffordchance.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

18.3	For the purposes of this Clause Error! Reference source not found.Error! Reference source not found. only, the parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories

SIGNATURE PAGES

This Partnership Interest Pledge Agreement has been entered into on the date stated at the beginning by

AXALTA COATING SYSTEMS LUXEMBOURG HOLDING 2 S.À R.L.

as LP Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Frank Przygodda
Name:	Florian Girthofer	Name:	Frank Przygodda
Title:	Managing Director (Geschaftsfuhrer)	Title:	Manager

AXALTA COATING SYSTEMS VERWALTUNGS GMBH(formerly FLASH GERMAN CO. GMBH)

as GP Pledgor

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
Name:	Florian Girthofer	Name:	Wiebke Tag
Title:	Managing Director (Geschaftsfuhrer)	Title:	Managing Director (Geschaftsfuhrer)

BARCLAYS BANK PLC

as Pledgee

By:	/s/ Vanessa A. Kurbatskiy
Name:	Vanessa A. Kurbatskiy
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Pledgee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

Acknowledged and agreed

AXALTA COATING SYSTEMS DEUTSCHLAND HOLDING GMBH & CO. KG (formerly GERMANY COATINGS GMBH & CO. KG) represented by the GP Pledgor as its general partner.

By:	/s/ Florian Girthofer	By:	/s/ Wiebke Tag
Name:	Florian Girthofer	Name:	Wiebke Tag
Title:	Managing Director (Geschaftsfuhrer)	Title:	Managing Director (Geschaftsfuhrer)